Unanimous Consent to Action in Lieu of A Special Meeting

of the Board of Directors of Silverton Adventures, Inc.

Pursuant to the Authority granted to directors to take action by unanimous consent without a meeting pursuant to the Articles of Incorporation of Silverton Adventures, Inc., the Board of Directors (“Directors”) of Silverton Adventures, Inc., a Nevada corporation (the “Company”), do hereby consent to, adopt, ratify, confirm and approve, as of the date indicated below, the following recitals and resolutions, as evidenced by their signature hereunder:

WHEREAS, the Board of Directors has deemed it advisable to issue _36,649_ Series “C” Preferred stock to Katie Jarmain, in exchange for Ms. Jarmain agreeing to retire $91,623.00 (USD) of debt owed to her by the Corporation;

WHEREAS, the Board of Directors has deemed it further advisable to issue 510,000,000 shares of restricted common class stock at Par Value ($0.00001) to Ron Miller, the Corporation’s Chief Executive Officer, based upon the terms and conditions set forth in his employment agreement;

NOW, THEREFORE, be it:

RESOLVED, the Board of Directors hereby agrees to issue _36,649_ Series “C” Preferred stock to Katie Jarmain, in exchange for Ms. Jarmain retiring $91,623.00 (USD) of debt owed to her by the Corporation; and be it further

RESOLVED, the Board of Directors hereby agrees to issue 510,000,000 shares of restricted common class stock at Par Value ($0.00001) to Ron Miller, the Corporation’s Chief Executive Officer, based upon the terms and conditions set forth in his employment agreement; and be it further

RESOLVED, that the Officers of said Corporation be, and they hereby are, authorized to sign any and all documents and perform any and all acts on behalf of the Corporation, in their discretion, deem necessary, desirable or appropriate for the issuance of the above referenced shares; and be it.

FURTHER RESOLVED, that the Chief Executive Officer and Secretary of the Corporation hereby are, and each of them with the full authority to act without the others hereby is, authorized, in the name and on behalf of the Corporation, to execute all other documents necessary to facilitate the actions of the Company as described herein, including making the necessary adjustments to the financial statements of the Corporation..

IN WITNESS WHEREOF, we hereby set our hands this 15th day of April, 2013.

/s/ Ron Miller_______________________________

Ron Miller, CEO